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                                                                    EXHIBIT 99.3
PRESS RELEASE
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CONTACTS:
Robert L. Baumgardner                       Mary Ellen Goodall
Little Switzerland, Inc.                    Walter Denby
340/776-2010                                D.F. King & Co., Inc.
                                            212/269-5550

FOR IMMEDIATE RELEASE
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                         LITTLE SWITZERLAND ANNOUNCES
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             RENEWAL OF IDC TAX BENEFITS AND SALE OF ANTIGUA STORE
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     ST. THOMAS, U.S. VIRGIN ISLANDS, November 12, 1999 . . . Little
Switzerland, Inc. (NASDAQ:LSVI) announced today that the Industrial Development Commission of the United States Virgin Islands ("IDC") has notified the Company that it has renewed certain tax benefits for its wholly-owned subsidiary, L.S. Wholesale, Inc., which had expired at the end of August 1998. The IDC further informed the Company that the benefits will be applied retroactively to the end of August 1998 and are for a five year period. Thus, as a result of the renewal, L.S. Wholesale will enjoy the benefit of a 75% exemption from taxes on income received from activities conducted outside of the United States Virgin Islands, which results in an effective tax rate of approximately 9.3%. In addition, L.S. Wholesale will enjoy a 75% exemption from gross receipts tax.

     The Company also announced that it had closed the sale of all of the assets and goodwill of its store located in Antigua for an aggregate purchase price of $2.0 million, of which the Company has received a $1.5 million payment. The balance of the purchase price is to be paid in two installments in the spring of 2000. The Company used the $1.5 million in proceeds to pay down its debt to its existing lenders under its credit facilities.

     Robert Baumgardner, president and chief executive officer of Little Switzerland, stated that, "The sale of the Antigua store is the Company's first strategic step in reducing its current debt. Management continues to work towards obtaining alternative financing to address the overall liquidity and capital concerns of the Company." Mr. Baumgardner concluded, "Management and the Board of Directors of Little Switzerland are continuing to review all of the Company's strategic options which we believe are necessary to return the Company to profitability."

     This press release contains forward-looking statements with respect to certain events. Forward looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The future operating results of the Company may be affected by a number of factors, including, without limitation, the Company's ability to obtain
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alternative financing to provide it with funds to repay its existing lenders and to fund its working capital needs and the Company's ability to meet all of the conditions to maintain its IDC benefits. In addition to the foregoing, the Company's actual future results could be impacted as a result of the risk factors set forth in the Company's various filings with the Securities and Exchange Commission and of changes in general economic conditions, changes in interest rates and/or exchange rates and changes in the assumptions used in making such forward-looking statements.

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 20 stores on six Caribbean islands, and two stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.
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